Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated November 29, 2022, relating to thefinancial statements and financial highlights of BlueBay Destra International Event-Driven Credit Fund for the year ended September 30, 2022, and to thereferences to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “FinancialStatements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

Chicago, Illinois

January 27, 2023